UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2005

CYGNUS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-18962	94-2978092
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

88 Kearny Street, 4th Floor, San Francisco, California	94108
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (415) 392-6220
N/A
(Former name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
     On December 12, 2005, Cygnus, Inc. (“Cygnus”) agreed to pay John C Hodgman, who will be the sole remaining Director of Cygnus as of January 1, 2006, a director’s fee of $5,000 per year for three years of continued service on Cygnus’ Board. The period expires on November 21, 2008, three years from Cygnus’ dissolution date. The aggregate director’s fee of $15,000 for all three years will be paid to Mr. Hodgman on December 23, 2005 subject to an undertaking that Mr. Hodgman will repay a prorated amount of the fees should he cease serving prior to November 21, 2008. Mr. Hodgman will also serve as Chairman of the Board during this three-year period.
     On December 12, 2005, Cygnus agreed to retain John C Hodgman as an authorized person to assist with the continuing wind down of Cygnus, effective at midnight on December 31, 2005. For his services in this capacity, Mr. Hodgman will receive total compensation of approximately $75,000, to be paid on December 23, 2005.
     On December 12, 2005, Cygnus agreed to retain Barbara G. McClung as an authorized person to assist with the continuing wind down of Cygnus, effective at midnight on December 31, 2005. For her services in this capacity, Ms. McClung will receive total compensation of approximately $70,000, to be paid on December 23, 2005.
Item 1.02.     Termination of a Material Definitive Agreement.
     On December 12, 2005, Cygnus and John C Hodgman mutually agreed to terminate Mr. Hodgman’s existing employment agreement effective at midnight on December 31, 2005. There are no payments owed to Mr. Hodgman in connection with the termination of his existing employment agreement other than accrued salary. Mr. Hodgman will continue to serve Cygnus pursuant to the agreement and in the capacity described above in Item 1.01.
     On December 12, 2005, Cygnus and Barbara G. McClung mutually agreed to terminate Ms. McClung’s existing employment agreement effective at midnight on December 31, 2005. There are no payments owed to Ms. McClung in connection with the termination of her existing employment agreement other than accrued salary. Ms. McClung will continue to serve Cygnus pursuant to the agreement and in the capacity described above in Item 1.01.
Item 5.02.     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b)     On December 12, 2005, Andre F. Marion notified Cygnus that he will resign from the Board of Directors of Cygnus effective at midnight on December 31, 2005.
     On December 12, 2005, John C Hodgman notified Cygnus that he will resign as President and Chief Executive Officer effective at midnight on December 31, 2005. Mr. Hodgman will remain as a director and Chairman of the Board.
     On December 12, 2005, Barbara G. McClung notified Cygnus that she will resign as Chief Legal Officer and Corporate Secretary effective at midnight on December 31, 2005.
     The foregoing resignations were rendered in connection with the dissolution and wind down of Cygnus’ business.

Item 5.03.     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     (a)     On December 12, 2005, Cygnus amended its Bylaws setting the number of directors at one instead of two, effective at midnight on December 31, 2005.
Item 8.01.     Other Events.
     On December 12, 2005, the Board of Directors of Cygnus approved an initial liquidating distribution to stockholders of $6.7 million in the aggregate, or $0.16 per share. The initial liquidating distribution will be paid in cash on December 15, 2005 to stockholders of record as November 21, 2005, subject to the surrender of stock certificates. Cygnus has caused to be mailed to each stockholder of record instructions on the procedures for surrendering stock certificates in order to receive payment. After the initial distribution, Cygnus will have approximately $235,000 in remaining cash, which it intends to hold to fund remaining Securities and Exchange Commission (“SEC”) reporting requirements and other contingencies. Cygnus has not yet determined whether it will have any excess funds with which to make an additional liquidating distribution to its stockholders. Cygnus’ SEC no-action letter request to suspend filing SEC reports is still pending.
     In connection with the dissolution of Cygnus, effective January 31, 2006, Cygnus will no longer maintain offices. Within the next month, Cygnus will terminate its phone and fax services and will shut down its website and email server. From this point forward, all communications with Cygnus should be in writing to the following address: Cygnus, Inc., P.O. Box 321195, Los Gatos, CA 95032.
     Prior to December 31, 2005, Cygnus intends to request a change of its SIC code from Code 3829, Measuring & Controlling Devices, NEC to Code 9995, Non-Operating Establishments.
Item 9.01.     Financial Statements and Exhibits.
(c)	Exhibits.

Exhibit No.	Description
3.1	Text of Amendment to Bylaws of the Registrant.
10.1	Summary of Compensation of Director and Chairman of the Board John C Hodgman.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNUS, INC.
Date: December 15, 2005	By:	/s/ Barbara G. McClung
Barbara G. McClung
Chief Legal Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Text of Amendment to Bylaws of the Registrant.
10.1	Summary of Compensation of Director and Chairman of the Board John C Hodgman.